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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 1)*


                                 Gynecare, Inc.
-------------------------------------------------------------------------------

                                (NAME OF ISSUER)


                                  Common Stock
-------------------------------------------------------------------------------

                         (TITLE OF CLASS OF SECURITIES)


                                    40377J10
-------------------------------------------------------------------------------

                                 (CUSIP NUMBER)


*The remainder of this cover page shall be filled out for a reporting person's initial filing of this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 40377J10                      13G


    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            Mayfield VII, a California Limited Partnership
            94-3167809

    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)   / /
                                                                      (b)   /X/
    3       SEC USE ONLY


    4       CITIZENSHIP OR PLACE OF ORGANIZATION
            California

                                5         SOLE VOTING POWER
         NUMBER OF
           SHARES               6         SHARED VOTING POWER 1,282,074
        BENEFICIALLY
       OWNED BY EACH            7         SOLE DISPOSITIVE POWER
         REPORTING
        PERSON WITH
                                8         SHARED DISPOSITIVE POWER
                                          1,282,074

    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            1,282,074

    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
            SHARES*

    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
            15.5%

    12      TYPE OF REPORTING PERSON*

            PN

                       *SEE INSTRUCTION BEFORE FILLING OUT

CUSIP NO. 40377J10                      13G


    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            Mayfield VII Management Partners, a California Limited Partnership 94-3167811

    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)   / /
                                                                      (b)   /X/
    3       SEC USE ONLY


    4       CITIZENSHIP OR PLACE OF ORGANIZATION
            California

                                5         SOLE VOTING POWER
         NUMBER OF
           SHARES               6         SHARED VOTING POWER 1,282,074
        BENEFICIALLY
       OWNED BY EACH            7         SOLE DISPOSITIVE POWER
         REPORTING
        PERSON WITH
                                8         SHARED DISPOSITIVE POWER
                                          1,282,074

    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            1,282,074

    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
            SHARES*

    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
            15.5%

    12      TYPE OF REPORTING PERSON*

            PN

                       *SEE INSTRUCTION BEFORE FILLING OUT

CUSIP NO. 40377J10                       13G


    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            Mayfield Associates Fund II, a California Limited Partnership 94-3191510

    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)   / /
                                                                      (b)   /X/
    3       SEC USE ONLY


    4       CITIZENSHIP OR PLACE OF ORGANIZATION
            California

                                5      SOLE VOTING POWER
         NUMBER OF
           SHARES               6      SHARED VOTING POWER  67,476
        BENEFICIALLY
       OWNED BY EACH
         REPORTING              7      SOLE DISPOSITIVE POWER
        PERSON WITH

                                8      SHARED DISPOSITIVE POWER
                                       67,476

    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            67,476

    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
            SHARES*

    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
            0.8%

    12      TYPE OF REPORTING PERSON*
            PN


                       *SEE INSTRUCTION BEFORE FILLING OUT

CUSIP NO. 40377J10                      13G


    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            Yogen K. Dalal
            Social Security Number: ###-##-####

    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)   / /
                                                                      (b)   /X/
    3       SEC USE ONLY


    4       CITIZENSHIP OR PLACE OF ORGANIZATION
            U.S.

                                5      SOLE VOTING POWER
                                       500
         NUMBER OF
           SHARES               6      SHARED VOTING POWER 1,349,550
        BENEFICIALLY
       OWNED BY EACH
         REPORTING              7      SOLE DISPOSITIVE POWER
        PERSON WITH                    500

                                8      SHARED DISPOSITIVE POWER
                                       SEE  NUMBER 6 ABOVE

    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            1,350,050

    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
            SHARES*

    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
            16.3%

    12      TYPE OF REPORTING PERSON*
            IN


                       *SEE INSTRUCTION BEFORE FILLING OUT

CUSIP NO. 40377J10                     13G


    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            F. Gibson Myers, Jr.
            Social Security Number: ###-##-####

    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)   / /
                                                                      (b)   /X/
    3       SEC USE ONLY


    4       CITIZENSHIP OR PLACE OF ORGANIZATION
            U.S.

                                5      SOLE VOTING POWER
                                       2,000
         NUMBER OF
           SHARES               6      SHARED VOTING POWER 1,349,550
        BENEFICIALLY
       OWNED BY EACH
         REPORTING                     shares held by F. Gibson Myers, Jr.
        PERSON WITH
                                7      SOLE DISPOSITIVE POWER 2,000

                                8      SHARED DISPOSITIVE POWER SEE NUMBER 6
                                       ABOVE

    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            1,351,550

    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
            SHARES*


    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
            16.3%

    12      TYPE OF REPORTING PERSON*
            IN


                       *SEE INSTRUCTION BEFORE FILLING OUT

CUSIP NO. 40377J10                     13G


    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            Kevin A. Fong
            Social Security Number: ###-##-####

    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)   / /
                                                                      (b)   /X/
    3       SEC USE ONLY


    4       CITIZENSHIP OR PLACE OF ORGANIZATION
            U.S.

                                5      SOLE VOTING POWER
                                       500
         NUMBER OF
           SHARES               6      SHARED VOTING POWER 1,349,550
        BENEFICIALLY
       OWNED BY EACH
         REPORTING              7      SOLE DISPOSITIVE POWER 500
        PERSON WITH
                                8      SHARED DISPOSITIVE POWER SEE NUMBER 6
                                       ABOVE


    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            1,350,050

    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
            SHARES*

    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
            16.3%

    12      TYPE OF REPORTING PERSON*
            IN


                       *SEE INSTRUCTION BEFORE FILLING OUT

CUSIP NO. 40377J10                       13G


    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            William D. Unger
            Social Security Number: ###-##-####

    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)   / /
                                                                      (b)   /x/
    3       SEC USE ONLY


    4       CITIZENSHIP OR PLACE OF ORGANIZATION
            U.S.

                                5      SOLE VOTING POWER
                                       1,000
         NUMBER OF              ------------------------------------------------
           SHARES               6      SHARED VOTING POWER 1,349,550
        BENEFICIALLY            ------------------------------------------------
       OWNED BY EACH            7      SOLE DISPOSITIVE POWER 1,000
         REPORTING              ------------------------------------------------
        PERSON WITH             8      SHARED DISPOSITIVE POWER SEE NUMBER 6
                                       ABOVE
                                ------------------------------------------------

    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            1,350,550

    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
            SHARES*

    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
            16.3%

    12      TYPE OF REPORTING PERSON*
            IN


                       *SEE INSTRUCTION BEFORE FILLING OUT

CUSIP NO. 40377J10                     13G


    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            Wendell G. Van Auken, III
            Social Security Number: ###-##-####

    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)   / /
                                                                      (b)   /x/
    3       SEC USE ONLY


    4       CITIZENSHIP OR PLACE OF ORGANIZATION
            U.S.

                                5      SOLE VOTING POWER
         NUMBER OF              ------------------------------------------------
           SHARES               6      SHARED VOTING POWER 1,349,550
        BENEFICIALLY            ------------------------------------------------
       OWNED BY EACH            7      SOLE DISPOSITIVE POWER
         REPORTING              ------------------------------------------------
        PERSON WITH             8      SHARED DISPOSITIVE POWER SEE NUMBER 6
                                       ABOVE
                                ------------------------------------------------

    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            1,349,550

    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
            SHARES*


    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
            16.3%

    12      TYPE OF REPORTING PERSON*
            IN


                       *SEE INSTRUCTION BEFORE FILLING OUT

CUSIP NO. 40377J10                       13G

    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            Michael J. Levinthal
            Social Security Number: ###-##-####

    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)   / /
                                                                      (b)   /X/
    3       SEC USE ONLY


    4       CITIZENSHIP OR PLACE OF ORGANIZATION
            U.S.

                                5      SOLE VOTING POWER
                                       1,500
         NUMBER OF              ----------------------------------------------
           SHARES               6      SHARED VOTING POWER 1,349,550
        BENEFICIALLY            ----------------------------------------------
       OWNED BY EACH            7      SOLE DISPOSITIVE POWER 1,500
         REPORTING              ----------------------------------------------
        PERSON WITH             8      SHARED DISPOSITIVE POWER SEE NUMBER 6
                                       ABOVE
                                ----------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            1,351,050

    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
            SHARES*


    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
            16.3%

    12      TYPE OF REPORTING PERSON*
            IN


                       *SEE INSTRUCTION BEFORE FILLING OUT

CUSIP NO. 40377J10                     13G


    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            A. Grant Heidrich, III
            Social Security Number: ###-##-####

    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)   / /
                                                                      (b)   /X/
    3       SEC USE ONLY


    4       CITIZENSHIP OR PLACE OF ORGANIZATION
            U.S.

                                5      SOLE VOTING POWER
                                       1,500
         NUMBER OF              ------------------------------------------------
           SHARES               6      SHARED VOTING POWER 1,349,550
        BENEFICIALLY
       OWNED BY EACH
         REPORTING
        PERSON WITH             ------------------------------------------------
                                7      SOLE DISPOSITIVE POWER 1,500
                                ------------------------------------------------
                                8      SHARED DISPOSITIVE POWER SEE NUMBER 6
                                       ABOVE
                                ------------------------------------------------
     9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            1,351,050

    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
            SHARES*

    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
            16.3%

    12      TYPE OF REPORTING PERSON*
            IN


                       *SEE INSTRUCTION BEFORE FILLING OUT

ITEM 1.
         (a)      Name of Issuer:

                  Gynecare, Inc.


         (b)      Address of Issuer's Principal Executive Offices:

                  235 Constitution Drive
                  Menlo Park, CA 94025

ITEM 2.
         (a)      Name of Person(s) Filing:

                  Mayfield VII, a California Limited Partnership
                  Mayfield VII Management Partners, a California Limited Partnership
                  Mayfield Associates Fund II, a California Limited Partnership Yogen K. Dalal
                  Kevin A. Fong
                  Wendell G. Van Auken, III
                  A. Grant Heidrich, III
                  F. Gibson Myers, Jr.
                  William D. Unger
                  Michael J. Levinthal
                  (For a list of the General Partners of the above Limited Partnerships, see Exhibit C.)

         (b)      Address of Principal Office:

                  The entities and individuals listed in Item 2(a) share the following business address:

                  The Mayfield Fund
                  2800 Sand Hill Road
                  Menlo Park, CA 94025

         (c)      Citizenship:

                  The entities listed in Item 2(a) are California Limited Partnerships.
                  The individuals listed in Item 2(a) are U.S. citizens.

         (d)      Title of Class of Securities:

                  Common Stock

         (e)      CUSIP Number:  40377J10



ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON IS A:

         (a) / / Broker or Dealer registered under Section 15 of the Act

         (b) / / Bank as defined in section 3(a)(6) of the Act

         (c) / / Insurance Company as defined in section 3(a)(19) of the Act

         (d) / / Investment Company registered under section 8 of the Investment Company Act

         (e) / / Investment Adviser registered under section 203 of the Investment Advisers Act of 1940

         (f) / / Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund, see Section 240.13d-1(b)(1)(ii)(F)


         (g) / / Parent Holding Company, in accordance with
         Section 240.13d-1(b)(ii)(G) (Note: See Item 7)


         (h) / / Group, in accordance with Section 240.13d-1(b)(1)(ii)(H)

                  N/A

ITEM 4.  OWNERSHIP

     The information regarding ownership as set forth in Items 5-9 of Pages 2-11 hereto, is hereby incorporated by reference.

     For a summary of total ownership by all Reporting Persons, see EXHIBIT A hereto.

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

     N/A

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

     N/A

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

     N/A

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

     N/A

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

     N/A

ITEM 10. CERTIFICATION

     N/A

                                    SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                            February 13, 1997
                                      -----------------------------------
                                                    Date


                                  MAYFIELD VII,
                                  A California Limited Partnership



                                  By: /s/ George A. Pavlov
                                      --------------------------------------
                                      George A. Pavlov, Authorized Signatory


                                  By: MAYFIELD VII MANAGEMENT PARTNERS
                                  A California Limited Partnership


                                  By: /s/ George A. Pavlov
                                      --------------------------------------
                                      George A. Pavlov, Authorized Signatory


                                  By: MAYFIELD ASSOCIATES FUND II
                                  A California Limited Partnership

                                  By: /s/ George A. Pavlov
                                      --------------------------------------
                                      George A. Pavlov, Authorized Signatory


                                  YOGEN K. DALAL
                                  By: /s/ George A. Pavlov
                                      --------------------------------------
                                      George A. Pavlov, Attorney In Fact

                                  F. GIBSON MYERS, JR.

                                  By: /s/ George A. Pavlov
                                      --------------------------------------
                                      George A. Pavlov, Attorney In Fact


                                  KEVIN A. FONG

                                  By: /s/ George A. Pavlov
                                      --------------------------------------
                                      George A. Pavlov, Attorney In Fact

                                  WILLIAM D. UNGER

                                  By: /s/ George A. Pavlov
                                      --------------------------------------
                                      George A. Pavlov, Attorney In Fact

                                  WENDELL G. VAN AUKEN, III

                                  By: /s/ George A. Pavlov
                                      --------------------------------------
                                      George A. Pavlov, Attorney In Fact

                                  MICHAEL J. LEVINTHAL

                                  By: /s/ George A. Pavlov
                                      --------------------------------------
                                      George A. Pavlov, Attorney In Fact

                                  A. GRANT HEIDRICH, III

                                  By: /s/ George A. Pavlov
                                      --------------------------------------
                                      George A. Pavlov, Attorney In Fact



EXHIBITS

A- Summary of Beneficial Ownership
B- Statement Appointing Designated Filer and Authorized Signatory
C- List of General Partners

                                    EXHIBIT A

                  BENEFICIAL OWNERSHIP OF EACH REPORTING PERSON


                                                 NUMBER OF SHARES    NUMBER OF SHARES    PERCENT OF CLASS
         NAME OF REPORTING PERSON                HELD OF RECORD      HELD BENEFICIALLY   HELD BENEFICIALLY(1)
         ------------------------                ----------------    -----------------   --------------------
Mayfield VII,                                       1,282,074             1,282,074                 15.5%
a California Limited Partnership
Mayfield VII Management Partners,                           0             1,282,074(2)              15.5%
a California Limited Partnership
Mayfield Associates Fund II,                           67,467                67,467                  0.8%
a California Limited Partnership
Yogen K. Dalal                                            500             1,350,050(3)              16.3%
F. Gibson Myers, Jr                                     2,000             1,351,550(3)              16.3%
Kevin A. Fong                                             500             1,350,050(3)              16.3%
William D. Unger                                        1,000             1,350,550(3)              16.3%
Wendell G. Van Auken, III                                   0             1,349,550(3)              16.3%
Michael J. Levinthal                                    1,500             1,351,050(3)              16.3%
A. Grant Heidrich, III                                  1,500             1,351,050(3)              16.3%
                                                    ---------             ---------                ------
Total                                               1,356,541             1,356,541                 16.4%


(1) The respective percentages set forth in this column were obtained by dividing the number of shares in the third column by the aggregate number of outstanding shares of Common Stock, which aggregate amount, according to the cover page of the Issuer's Quarterly Report on Form 10-Q for the three month period ended September 30, 1996, was 8,283,197

(2) Represents shares held of record by Mayfield VII, of which Mayfield VII Management Partners is the sole General Partner.

(3) The individual Reporting Persons listed in column one are General Partners of the General Partner of Mayfield VII and General Partners of Mayfield Associates Fund II. The shares indicated in column two represent shares held of record by such individual Reporting Person, with sole voting and investment POWER with respect thereto. The individual Reporting Persons listed in column one may be deemed to have shared voting and dispositive POWER over the 1,282,074 shares held of record by Mayfield VII and the 67,467 shares held of record by Mayfield Associates Fund II.

                                  EXHIBIT B

      STATEMENT APPOINTING DESIGNATED FILER AND AUTHORIZED SIGNATORY


         Each of the undersigned entities and individuals (collectively, the "Reporting Persons") hereby designates the entity listed in Column II of EXHIBIT A hereto, or such other person or entity as is designated in writing by George
A. Pavlov (any such entity is referred to as the "Designated Filer") as the beneficial owner to make filings of Schedules 13D and 13G (and any amendments thereto) pursuant to Section 13(d) of the Securities Exchange Act of 1934 (the "Exchange Act") and of Forms 3, 4 and 5 (and any amendments thereto) pursuant to
Section 16(a) of the Exchange Act (collectively, the "Reports") with respect to the securities of the entities listed in Column I of EXHIBIT A hereto and with respect to the securities of any other entity whose securities are now, or hereafter become, publicly traded and whose securities are beneficially owned (directly or indirectly) both by such Reporting Person and by such Designated Entity (collectively, the "Companies").

         Each Reporting Person hereby further authorizes and designates GEORGE
A. PAVLOV (the "Authorized Signatory") to execute and file on behalf of such Reporting Person the Reports with respect to the securities of the Companies, including all Schedules 13D and 13G and Forms 3, 4 and 5, and any amendments thereto, that the Reporting Person may be required to file with the United States Securities and Exchange Commission as a result of the Reporting Person's ownership of, or transactions in securities of the Companies.

         The authority of the Designated Filer and the Authorized Signatory under this document with respect to each Reporting Person shall continue until such Reporting Person is no longer required to file Schedules 13D or 13G or Forms 3, 4 and 5 with respect to the Reporting Person's ownership of, or transactions in, the securities of the Companies, unless earlier revoked in writing. Each Reporting Person acknowledges that the Designated Filer and the Authorized Signatory are not assuming any of the Reporting Person's responsibilities to comply with Section 13(d) or Section 16 of the Exchange Act.


Date: February 10, 1997                MAYFIELD VI INVESTMENT
                                       PARTNERS,
                                       a California Limited Partnership

                                       By:  Mayfield VI Management Partners,
                                            a California Limited Partnership,
                                            Its General Partner


                                       By:  /s/ George A. Pavlov
                                            --------------------
                                            Authorized Signatory

Date: February 10, 1997                 MAYFIELD VI MANAGEMENT
                                        PARTNERS,
                                        a California Limited Partnership


                                        By:  /s/ George A. Pavlov
                                             ---------------------
                                             Authorized Signatory


Date: February 10, 1997                 MAYFIELD VII
                                        a California Limited Partnership

                                        By:  Mayfield VII Management Partners,
                                             a California Limited Partnership,
                                             Its General Partner


                                        By:  /s/ George A. Pavlov
                                             ---------------------
                                             Authorized Signatory


Date: February 10, 1997                 MAYFIELD VII MANAGEMENT
                                        PARTNERS,
                                        a California Limited Partnership



                                        By:  /s/ George A. Pavlov
                                             ---------------------
                                             Authorized Signatory


Date: February 10, 1997                 MAYFIELD VIII,
                                        a California Limited Partnership

                                        By:  Mayfield VIII Management, L.L.C.,
                                             Its General Partner


                                        By:  /s/ George A. Pavlov
                                             ---------------------
                                             Authorized Signatory

Date: February 10, 1997               MAYFIELD VIII MANAGEMENT, L.L.C.,
                                      a Delaware Limited Liability Company



                                      By:      /s/ George A. Pavlov
                                               -------------------------------
                                               Authorized Signatory


Date: February 10, 1997               MAYFIELD SOFTWARE TECHNOLOGY
                                      PARTNERS,
                                      a California Partnership

                                      By:      Mayfield VI Investment Partners,
                                               a California Limited Partnership,
                                               Its General Partner

                                      By:      Mayfield VI Management Partners,
                                               a California Limited Partnership,
                                               Its General Partner


                                      By:      /s/ George A. Pavlov
                                               --------------------------------
                                               Authorized Signatory


Date: February 10, 1997               MAYFIELD MEDICAL PARTNERS,
                                      a California Partnership

                                      By:      Mayfield VI Investment Partners,
                                               a California Limited Partnership,
                                               Its General Partner

                                      By:      Mayfield VI Management Partners,
                                               a California limited partnership,
                                               Its General Partner


                                      By:      /s/ George A. Pavlov
                                               ---------------------------------
                                               Authorized Signatory

Date: February 10, 1997               MAYFIELD MEDICAL PARTNERS 1992,
                                      a California Partnership

                                      By:      Mayfield VII,
                                               a California Limited Partnership,
                                               Its General Partner

                                      By:      Mayfield VI Management Partners,
                                               a California limited partnership,
                                               Its General Partner


                                      By:      /s/ George A. Pavlov
                                               -----------------------------
                                               Authorized Signatory


Date: February 10, 1997               MAYFIELD ASSOCIATES FUND,
                                      a California Limited Partnership



                                      By:      /s/ George A. Pavlov
                                               -----------------------------
                                               Authorized Signatory


Date: February 10, 1997               MAYFIELD ASSOCIATES FUND II,
                                      a California Limited Partnership



                                      By:      /s/ George A. Pavlov
                                               -----------------------------
                                               Authorized Signatory



Date: February 10, 1997               /s/ Yogen K. Dalal
                                      ---------------------------------
                                      YOGEN K. DALAL


Date: February 10, 1997               /s/ Kevin A. Fong
                                      ---------------------------------
                                      KEVIN A. FONG

Date: February 10, 1997              /s/ A. Grant Heidrich III
                                     ---------------------------------
                                      A. GRANT HEIDRICH III


Date: February 10, 1997              /s/ Russell C. Hirsch
                                     ---------------------------------
                                      RUSSELL C. HIRSCH


Date: February 10, 1997              /s/ Wende S. Hutton
                                     ---------------------------------
                                      WENDE S. HUTTON


Date: February 10, 1997              /s/ Michael J. Levinthal
                                     ---------------------------------
                                      MICHAEL J. LEVINTHAL


Date: February 10, 1997              /s/ F. Gibson Myers, Jr.
                                     ---------------------------------
                                      F. GIBSON MYERS, JR.


Date: February 10, 1997              /s/ William D. Unger
                                     ---------------------------------
                                      WILLIAM D. UNGER


Date: February 10, 1997              /s/ Wendell G. Van Auken III
                                     ---------------------------------
                                      WENDELL G. VAN AUKEN III

                                                       EXHIBIT A


COLUMN I                                 COLUMN II                   PERSONS/ENTITIES ON WHOSE BEHALF
--------                                 ---------                   --------------------------------
PUBLICLY TRADED COMPANY                  DESIGNATED FILER            THE DESIGNATED FILER MAY ACT
-----------------------                  ----------------            --------------------------------

ADVENT SOFTWARE, INC.                    MAYFIELD VII                MAYFIELD VII MANAGEMENT PARTNERS,
                                                                     MAYFIELD ASSOCIATES FUND II,
                                                                     YKD, FGM, KAF, WDU, WVA,
                                                                     MJL, AGH
BROADVISION, INC.                        MAYFIELD VII                MAYFIELD VII MANAGEMENT PARTNERS,
                                                                     MAYFIELD ASSOCIATES FUND II,
                                                                     YKD, KAF, MJL
DIGITAL GENERATION SYSTEMS,              MAYFIELD VII                MAYFIELD VII MANAGEMENT PARTNERS,
INC.                                                                 MAYFIELD ASSOCIATES FUND II,
                                                                     YKD, KAF, WDU, WVA, MJL,
                                                                     AGH
DIGITAL SYSTEMS                          MAYFIELD VI                 MAYFIELD VI MANAGEMENT PARTNERS,
INTERNATIONAL, INC.                      INVESTMENT                  MAYFIELD VII,
                                         PARTNERS                    MAYFIELD ASSOCIATES FUND,
                                                                     MAYFIELD ASSOCIATES FUND II
GYNECARE, INC.                           MAYFIELD VII                MAYFIELD VII MANAGEMENT PARTNERS,
                                                                     MAYFIELD ASSOCIATES FUND II,
                                                                     YKD, FGM, KAF, WDU, MJL,
                                                                     AGH, WSH
HEARTSTREAM, INC.                        MAYFIELD VII                MAYFIELD VII MANAGEMENT PARTNERS,
                                                                     MAYFIELD ASSOCIATES FUND II,
                                                                     YKD, FGM, KAF, WDU, WVA,
                                                                     MJL, AGH, WSH
INCONTROL, INC.                          MAYFIELD VI                 MAYFIELD VI MANAGEMENT PARTNERS,
                                         INVESTMENT                  MAYFIELD MEDICAL PARTNERS,
                                         PARTNERS                    YKD, FGM, KAF, WDU, WVA,
                                                                     MJL, AGH
MILLENNIUM                               MAYFIELD VII                MAYFIELD VII MANAGEMENT PARTNERS,
PHARMACEUTICALS, INC.                                                MAYFIELD ASSOCIATES FUND II,
                                                                     MAYFIELD MEDICAL PARTNERS 1992,
                                                                     YKD, FGM, KAF, WDU, WVA,
                                                                     MJL, AGH

PRISM SOLUTIONS, INC.                    MAYFIELD VI                 MAYFIELD VI MANAGEMENT PARTNERS,
                                         INVESTMENT                  MAYFIELD ASSOCIATES FUND,
                                         PARTNERS                    MAYFIELD SOFTWARE TECHNOLOGY
                                                                     PARTNERS,
                                                                     YKD, FGM, KAF, WDU, WVA,
                                                                     MJL
SPECTRALINK CORPORATION                  MAYFIELD VI                 MAYFIELD VI MANAGEMENT PARTNERS,
                                         INVESTMENT                  MAYFIELD ASSOCIATES FUND,
                                         PARTNERS                    YKD

YKD  =  Yogen K. Dalal                 FGM  =  F. Gibson Myers, Jr.                   KAF  =  Kevin A. Fong
WDU  =  William D. Unger               WVA  =  Wendell G. Van Auken III               MJL  =  Michael J. Levinthal
AGH  =  A. Grant Heidrich III          WSH  =  Wende S. Hutton

                                    EXHIBIT C

                            LIST OF GENERAL PARTNERS


The following list sets forth the General Partners with respect to certain of the Mayfield Entities:

The General Partner of Mayfield VI Investment Partners is Mayfield VI Management Partners. The General Partners of Mayfield VI Management Partners are:

(1) F. Gibson Myers, Jr.            (4) William D. Unger
(2) A. Grant Heidrich, III          (5) Wendell G. Van Auken, III
(3) Michael J. Levinthal            (6) Kevin A. Fong

The General Partner of Mayfield VII is Mayfield VII Management Partners. The General Partners of Mayfield VII Management Partners are:

(1) F. Gibson Myers, Jr.            (4) William D. Unger
(2) A. Grant Heidrich, III          (5) Wendell G. Van Auken, III
(3) Michael J. Levinthal            (6) Kevin A. Fong

The General Partners of Mayfield Associates Fund are:

(1) F. Gibson Myers, Jr.            (4) William D. Unger
(2) A. Grant Heidrich, III          (5) Wendell G. Van Auken, III
(3) Michael J. Levinthal

The General Partners of Mayfield Associates Fund II are:

(1) F. Gibson Myers, Jr.            (4) William D. Unger
(2) A. Grant Heidrich, III          (5) Wendell G. Van Auken, III
(3) Michael J. Levinthal            (6) Kevin A. Fong
                                    (7) Yogen K. Dalal

The General Partner of Mayfield Medical Partners is: (1) Mayfield VI Investment Partners (The General Partner of which has been detailed above)

The General Partner of Mayfield Medical Partners 1992 is:
(1) Mayfield VII (The General Partner of which has been detailed above)

The General Partners of Mayfield Software Technology Partners are:
(1) Mayfield VI Investment Partners (the General Partner of which has been detailed above)
(2) Yogen K. Dalal